Exhibit 5.1

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN
416.862.6666 FACSIMILE

Toronto Montréal Ottawa Calgary New York

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Boulevard West

Laval, Québec H7L 4A8

Dear Medames and Sirs:

Re: Valeant Pharmaceuticals International Inc. – Registration Statement on Form S-3

We have acted as Canadian counsel to Valeant Pharmaceuticals International Inc. (the “Corporation”), a corporation existing under the laws of Canada, in connection with the preparation of (a) a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which includes the prospectus included therein and (b) a Base Shelf Prospectus (the “Canadian Prospectus”) to be filed with the securities regulatory authorities in each of the provinces of Canada. The Corporation shall register one or more offerings of its common shares, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to the Registration Statement and the Canadian Prospectus (the “Shares”).

We have examined the Registration Statement and the Canadian Prospectus and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

We are qualified to practice law in the Provinces of Québec and Ontario and this opinion is rendered solely with respect to laws of the Provinces of Québec and Ontario and the federal laws of Canada applicable in the Provinces of Québec and Ontario.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable at such time as: (a) the terms of the issuance and sale of the Shares have been duly authorized by appropriate action of the Corporation and (b) the Shares have been issued and sold as contemplated by the Registration Statement, the prospectus and any prospectus supplement relating thereto.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is for the sole benefit of the addressee hereof and may not be relied upon by any other person or for any other purpose without our express written consent.

Yours truly,

“Osler, Hoskin & Harcourt LLP”